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                                                                   Exhibit 23



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Stockholders and Board of Directors
Interactive Flight Technologies, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-15767), on Form S-8 and the registration statement (No. 333-14013), on Form S-3 of Interactive Flight Technologies, Inc. of our report dated January 6, 1997, relating to the balance sheets of Interactive Flight Technologies, Inc. as of October 31, 1996 and 1995, and the related statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the October 31, 1996 annual report on Form 10-KSB of Interactive Flight Technologies, Inc.

                            /s/ KPMG Peat Marwick LLP





Las Vegas, Nevada
January 22, 1997